UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC  20549
_______________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 5, 2010

Tredegar Corporation
(Exact Name of Registrant as Specified in its Charter)

Virginia	1-10258	54-1497771
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1100 Boulders Parkway Richmond, Virginia	23225
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (804) 330-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry into a Material Definitive Agreement

On March 4, 2010, Tredegar Corporation (“Tredegar”) entered into a Severance Agreement (the “Agreement”) with Nancy M. Taylor, Tredegar’s President and Chief Executive Officer, effective January 31, 2010.

If Ms. Taylor is terminated without cause or resigns with good reason, during the 90-day period before a change in control (as defined in the Agreement), or before the second anniversary of a change in control, she will be entitled to a payment equal to two times her base salary plus two times her target bonus (as defined in the Agreement).  If Ms. Taylor is terminated without cause or resigns with good reason at other times, she will be entitled to a payment equal to two times her base salary plus a pro rata amount of her target bonus.

Upon a termination without cause or resignation with good reason, outstanding options will become exercisable and remain exercisable for the terms set forth in the relevant option agreement, outstanding restricted stock awards will be vested and outstanding stock units will be vested and settled with a cash payment.  However, outstanding options, restricted stock and stock units that vest based on the attainment of performance objectives will remain outstanding and will vest or become exercisable only to the extent that the performance objectives are achieved.

If Ms. Taylor is terminated without cause or resigns with good reason, she also will be entitled to reimbursement of premiums paid for continued health plan coverage under COBRA for up to eighteen months of coverage.

In addition, under the terms of the Agreement and in consideration of the payments set forth in the Agreement, Ms. Taylor covenants not to compete with Tredegar for a two-year period, subject to limited exceptions, as a principal, agent, employee, employer, consultant, or otherwise, or in any other individual or representative capacity, directly or indirectly, to render any services for a competitor (as defined in the Agreement) that are substantially similar to or the same as those Ms. Taylor provided to Tredegar.

The Agreement has an initial term that ends on January 30, 2015.  However, if a change in control occurs during the term of the Agreement, the term of the Agreement will end on the later of January 30, 2015 or the day before the second anniversary of the change in control.

This summary does not purport to be complete and is subject to and qualified in its entirety by reference to the Agreement which is filed as Exhibit 10.19 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective March 3, 2010, Thomas G. Slater, Jr., tendered his resignation from the Board of Directors of Tredegar.  Expressing no disagreements with the Board of Directors or management of Tredegar on any matter relating to Tredegar’s operations, policies or practices, Mr. Slater indicated his decision to resign was to enable the Board of Directors to add Nancy M. Taylor,

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Tredegar’s recently appointed President and Chief Executive Officer, to the Board and to preserve the Board’s majority of independent director composition.  The Board of Directors accepted Mr. Slater’s resignation and, at its meeting on March 3, 2010, elected Ms. Taylor to the Board of Directors as Mr. Slater’s replacement.  Ms. Taylor was also elected by the Board of Directors to serve on the Executive Committee of the Board of Directors.

Item 9.01.              Financial Statements and Exhibits.

(d)           Exhibits.

10.19	Severance Agreement, effective as of January 31, 2010, between Tredegar Corporation and Nancy M. Taylor.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        TREDEGAR CORPORATION

Date:  March 5, 2010                                                            By:           /s/ A. Brent King
                                                                  A. Brent King
  Vice President, General Counsel
  and Secretary

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EXHIBIT INDEX

EXHIBIT                                DESCRIPTION

10.19	Severance Agreement, effective as of January 31, 2010, between Tredegar Corporation and Nancy M. Taylor.